Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120681

Up to 1,500,000 Shares of Common Stock

SUNBELT BANCSHARES, INC.

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED FEBRUARY 15, 2005 AND PROSPECTUS SUPPLEMENT NO. 1 DATED APRIL 27, 2005)

This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated February 15, 2005 and, with respect to residents of the State of California, Prospectus Supplement No. 1 thereto dated April 27, 2005.

Sunbelt Bancshares, Inc. (“we,”“our” or “us”) has engaged Treaty Oak Financial Services, Inc. (“Treaty Oak”) to replace Bankmark Financial & Marketing Services as a consultant during the organizational process. Treaty Oak will provide us with guidance with respect to our capitalization strategy, public relations, event planning, director/senior management training, proposed shareholder database management and marketing consulting. Our agreement with Treaty Oak provides for a term of 120 days beginning June 17, 2005 and for payments of $35,000 per month. In addition, for its administrative support in connection with the transfer of individual retirement account funds used to satisfy subscriptions, Treaty Oak will receive a payment of $300 per account processed.

In addition, we are extending the expiration date of the offering to December 31, 2005.

The date of this prospectus supplement is June 22, 2005